Exhibit 23.2

ALBERT WONG & CO. LLP

CERTIFIED PUBLIC ACCOUNTANTS

139 FULTON STREET, SUITE 818B

NEW YORK, NY 10038-2532

TEL: 212-226-9088

FAX: 212-437-2193

Consent of Independent Registered Public Accounting Firm

QKL Stores Inc.

4 Nanreyuan Street

Dongfeng Road

Sartu District

163300 Daqing P.R.

China

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 15, 2013, relating to the consolidated financial statements of QKL Stores Inc. for the year ended December 31, 2012 and 2011, which is contained in the Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/Albert Wong & Co. LLP

Albert Wong & Co. LLP

New York

September 25, 2013